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                                  Exhibit 10.32
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                                                          CONFIDENTIAL TREATMENT

                           NHL ENTERPRISES CANADA INC.
                        75 INTERNATIONAL BLVD., SUITE 301
                              REXDALE, ONT. M9W 6L9
                               TEL: (416) 798-9388
                               FAX: (416) 798-9395


                            RETAIL LICENSE AGREEMENT

                                                    No.:  20047A

                                                    Date: October 6, 1995

LICENSEE: Sport Maska, Inc.                       Tel:  514/331-5150

ADDRESS:  7405 Trans Canada Highway, Suite 300      Fax:  514/331-7061
          St. Laurent, Quebec H4T 1Z2
          CANADA                                    Attn: Howard Zunenshine, CEO


          This License Agreement, when executed by each of the parties hereto, shall amend and restate in its entirety, as of July 1, 1995, Retail License Agreement No. 20047 dated March 8, 1995 between the parties hereto.

          NHL ENTERPRISES CANADA INC. ("NHLEC") has the right to license for commercial purposes the use in Canada of certain properties of the National Hockey League ("NHL") and of the teams comprising said League ("Member Teams"), specifically -- the names, nicknames, slogans, symbols, logos, emblems, insignia, colors, uniform designs and other indicia of each of the Member Teams of the National Hockey League; the city or regional identification of each of the National Hockey League Member Teams in conjunction with their colors and an appropriate professional ice hockey reference; the name, initials, insignia, colors and other indicia of the National Hockey League, including the Conference and Division names and/or logos; the name and logo of the NHL All-Star Game; the name and logo of the Stanley Cup Playoffs; and the name and logo of the Stanley Cup (the "NHL Marks"); and that except as stated in paragraph 3(a) hereinafter, no other entity has the right to license said NHL Marks for such purposes.

          LICENSEE, whose full name and address are set forth above, desires to obtain the right from NHLEC to utilize the NHL Marks in connection with the manufacture, distribution, sale and advertising of certain products specified hereinafter (the "Products") in accordance with the conditions and provisions set forth in this License Agreement.

          Therefore, in consideration of the promises, covenants and undertakings contained in this License Agreement, the parties hereto agree, as follows:

     1.   GRANT OF LICENSE.

          For purposes of this License Agreement, the definitions set forth in paragraph 2 below or otherwise in this License Agreement shall be applicable and controlling. Subject to such definitions, NHLEC hereby grants to LICENSEE the non-exclusive right (except as set forth in paragraph 1(g) below) to use the NHL Marks on the Products throughout the Territory during the Term in accordance with all of the provisions, conditions, and undertakings specified hereinafter in this License Agreement.

          (a) PRODUCT(S). The Products are as follows:


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              (i)   Authentic (otherwise known as "Center Ice") home and away
                    jerseys of each of the Member Teams, and authentic third jerseys of each of the Member Teams that has a third jersey;

              (ii) Replica home and away jerseys of each of the Member Teams, and replica third jerseys of each of the Member Teams that has a third jersey;

              (iii) Authentic and replica Eastern and Western Conference NHL
                    All-Star Game jerseys; and

              (iv) Authentic and replica practice jerseys of each of the Member Teams.

              Notwithstanding the foregoing, LICENSEE may not manufacture and sell authentic home, away and (if applicable) third jerseys during the period from July 1, 1996 through June 30, 1997, from July 1, 1997 through June 30, 1998 and from July 1, 1998 through June 30, 1999 of such Member Teams as NHLEC shall have selected (after consultation with LICENSEE, but ultimately at NHLEC's sole discretion) and specified in a written notice to LICENSEE by December 31, 1995, December 31, 1996 and December 31, 1997, respectively (the "Y3 Selected Teams", the "Y4 Selected Teams" and the "Y5 Selected Teams", respectively).

              NHLEC agrees in exercising its sole discretion in selecting the Y3 Selected Teams. Y6 Selected Teams an Y5 Selected Teams and in its consultation with LICENSEE as noted above NHLEC shall duly consider such factors as, including by was of illustration only.

              CONFIDENTIAL TREATMENT REQUESTED FOR THESE PORTIONS, FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

              Each of the Products shall be manufactured and sold only in approved styles and fabrications, and in adult and youth sizes.

                     (Each individual item must be reviewed and approved
                         in writing by NHLEC prior to manufacturing.)

          (b) TERRITORY. Canada.

          (C) TERM. The term hereof shall be for the period commencing on July 1, 1994 and terminating on June 30, 1999.

          (d) LICENSEE PAYMENTS. In consideration for the rights herein granted to LICENSEE, LICENSEE shall pay to NHLEC the following:

              (i) Royalty Rate: LICENSEE will pay NHLEC at such times and under the circumstances specified hereinafter, a Royalty Payment in amount equal to the Royalty Rate (as defined below) times Net Sales. "Royalty Rate" shall mean (1) CONFIDENTIAL TREATMENT REQUESTED FOR THESE PORTIONS, FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION with respect to replica home, away, third, Eastern and Western Conference NHL All-Star Game and practice jerseys sold hereunder on or before CONFIDENTIAL TREATMENT REQUESTED FOR THESE PORTIONS, FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION and CONFIDENTIAL TREATMENT REQUESTED FOR THESE PORTIONS, FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION with respect to such Products sold hereunder thereafter; and (2) CONFIDENTIAL TREATMENT REQUESTED FOR THESE PORTIONS, FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION with respect to authentic home, away, third, Eastern and Western Conference NHL All-Star Game and practice jerseys sold hereunder.


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              (ii)  Guaranteed Minimum Payment. LICENSEE guarantees payment to
                    NHLEC of an aggregate of CONFIDENTIAL TREATMENT REQUESTED FOR THESE PORTIONS, FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION during the term (the "Guaranteed Minimum Payment"). The Guaranteed Minimum Payment shall be payable in installments on or before the dates specified in the schedule below, which installments shall be credited against Royalty Payments due NHLEC hereunder:

                    AMOUNT                              DUE DATE
                    ------                              --------

                    CONFIDENTIAL TREATMENT REQUESTED FOR THESE PORTIONS, FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

                    Notwithstanding the foregoing, if LICENSEE shall not have earned and paid to NHLEC hereunder an aggregate of CONFIDENTIAL TREATMENT REQUESTED FOR THESE PORTIONS, FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION in royalties during the Term, then LICENSEE shall receive a credit against the Guaranteed Minimum Payment for the excess (if any) of (1) royalties earned and paid in U.S. dollars to NHL Enterprises, Inc. by Maska U.S., Inc. pursuant to, and during the term of, Retail License Agreement No. 10158A of even date herewith over (2) the guaranteed minimum payment required pursuant thereto; provided, however, that in no event shall such credit exceed the Guaranteed Minimum Payment. Such credit (if any) shall be calculated by NHLEC on June 30, 1999 by converting such excess (if any) as of such date to Canadian dollars at the then prevailing exchange rate. NHLEC shall refund to LICENSEE (in Canadian dollars) the amount of such credit (if any) on or before July 31, 1999.

                    CONFIDENTIAL TREATMENT REQUESTED FOR THESE PORTIONS, FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

          (e) PRODUCT TO MEMBER TEAMS.

              (i) Each License Year, LICENSEE shall supply each of the Member Teams (except during the third License Year in the case of clauses (1) and (2) below, the Y3 Selected Teams, during the fourth License Year in the case of clauses (1) and (2) below, the Y4 Selected Teams, and during the fifth License Year in the case of clauses (1) and (2) below, the Y5 Selected Teams) whose home arena is located within the Territory with the following, at no charge, at such times as such Member Teams request but not later than April 1 of such License Year, for use in connection with such License Year's NHL season (provided such Member Teams notify LICENSEE in writing regarding sizes and, in the case of practice jerseys, colors and quantities/color, in a timely manner): (1) three sets of home and away game jerseys for each such Member Team (with 30 home and 30 away jerseys set, for a total of 150 such jerseys/Member Team; (2) one set of third game jerseys for each such Member Team that uses a third game jersey (with 30 third game jerseys/set, for a total of 30 such jerseys/Member Team); (3) three sets of home and away stockings for each such Member Team (with


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                    30 pairs of home and 30 pairs of away stockings/set, for a total of 180 pairs of stockings/Member Team); and (4) one set of practice jerseys for each such Member Team (with each such Member Team being able to choose up to six colors and any number of practice jerseys/color, up to a total of 60 practice jerseys/set). LICENSEE shall supply each of the Member Teams whose home arena is located within the Territory and which plays in the Stanley Cup Finals during any License Year (except for the Y3 Selected Teams, Y4 Selected Teams and Y5 Selected Teams) with an additional set of home and away game jerseys for such License Year, at no charge, not later than three days before the first game of the Stanley Cup Finals for such License Year.

              (ii) LICENSEE may incorporate the CCM logo on each of the items supplied to the Member Teams pursuant to this paragraph 1(e) (except stockings) subject to NHLEC's written approval regarding the prominence and placement of such logo and the number of times such logo appears thereon.

              (iii) NHLEC shall use its best efforts to ensure that each of the Member Teams whose home arena is located within the Territory wears LICENSEE-supplied practice jerseys during team practices.

          (f) OFFICIAL SUPPLIER DESIGNATION. Without limiting NHLEC's approval rights pursuant to paragraph 7 below, LICENSEE may use the designation an "Official Supplier to the NHL" (the "Designation") with reference to CCM in connection with LICENSEE's advertisement and promotion of the Licensed Products hereunder.

          (g) EXCLUSIVITY. All rights in and to the NHL Marks and the Designation not expressly granted hereunder are reserved to NHLEC for use without restriction, provided, however, that NHLEC agrees that (x) it will not grant to any third party other than LICENSEE any license:

              (i) to sell within the Territory, on or before June 30, 1996, pursuant to any retail license agreement, replica home, away or third jerseys of any of the Member Teams;

              (ii) to sell within the Territory, on or before June 30, 1996, pursuant to any retail license agreement, authentic home, away or third jerseys of any of the Member Teams;

              (iii) to sell within the Territory, on or before June 30, 1996, pursuant to any retail license agreement, replica Eastern or Western Conference NHL All-Star Game jerseys;

              (iv) to sell within the Territory, during the Term, pursuant to any retail license agreement, authentic Eastern or Western Conference NHL All-Star Game jerseys;

              (v) to sell within the Territory, during the Term, pursuant to any retail license agreement, authentic or replica practice jerseys of the Member Teams;

              (vi) to supply any of the Member Teams whose home arena is located within the Territory with home, away or third game jerseys for use by the players on such Member Teams, on or before June 30, 1997, on-ice during NHL games; or

              (vii) to supply any of the Member Teams whose home arenas are located within the Territory with practice jerseys for use by the players on such Member Teams, during the Term, on-ice during Member Team practices; and


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              (y) it will not grant to any single third party any license:

              (i) to sell within the Territory, during any License Year, pursuant to any retail license agreement, authentic home, away and third jerseys of a number of Member Teams that is greater than the number of Member Teams as to which LICENSEE has the right to sell within the Territory, during such License Year, authentic home, away and third jerseys hereunder; or

              (ii) to supply, during any License Year, authentic home, away and third jerseys to a number of Member Teams that is greater than the number of Member Teams as to which LICENSEE has the right to supply authentic home, away and third jerseys hereunder, in each case for use by the players on such Member Teams on-ice during NHL games during such License Year; and

              (z) LICENSEE shall have the right throughout the Term:

              (i) to sell within the Territory authentic home, away and third jerseys of at least 50% of the Member Teams that shall have first joined the NHL and started playing regular season games during the Term (so-called "expansion teams" -- it being understood and agreed that such requirement does not apply to such Member Teams as had been playing regular season games prior to the commencement of the Term, regardless of whether any of such Member Teams relocates during the term

              (ii) to supply authentic home, away and third jerseys to at least 50% of the Member Teams that shall have first joined the NHL and started playing regular season games during the Term (so-called "expansion teams" -- it being understood and agreed that such requirement does not apply to such Member Teams as had been playing regular season games prior to the commencement of the Term, regardless of whether any of such Member Teams relocates during the Term), for use by the players on such Member Teams on-ice during NHL games during the Term; and

              (iii) the parties hereby agree that the selection of the expansion teams which shall be supplied by LICENSEE and in respect of which LICENSEE shall be entitled to market as provided in this paragraph (z) shall be made by NHLEC in good faith, after consultation with LICENSEE, but ultimately at NHLEC's sole discretion, in accordance with the factors and procedures set forth in paragraph 1(a)(iv) hereof as such factors may be applicable thereto.

          (h) ADVERTISING AND PROMOTION. LICENSEE shall use its best efforts to advertise and promote the sale of Licensed Products in Canada, and its commitment to consumer directed advertising and promotion of the Licensed Products in Canada shall be consistent with the commitment made in paragraph 1(h) of Retail License Agreement No. 10158A of even date herewith.

              (i) CENTER ICE PRODUCTS. Without limiting any other term hereof and subject to the rules of the NHL Center Ice/Authentics Program (as such rules may be amended from time to time, which rules (and amendments thereto) LICENSEE hereby agrees to comply with), NHLEC hereby grants to LICENSEE the right to use the NHL Center Ice/Authentics Program name and logo in connection with the sale of authentic home, away, third, Eastern and Western Conference NHL All-Star Game and practice jerseys hereunder, and each such authentic jersey shall have a separate hang tag and label that bears such


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              name and/or logo. Such name and logo shall constitute "NHL Marks"
              when used in connection with such authentic jerseys.

          (j) WORK STOPPAGE. The parties agree that, should NHL league play be suspended in any License Year due to a player strike, management lockout, postponement, or comparable work stoppage league wide (singly or together, a "Work Stoppage"), then the installment of the Guaranteed Minimum Payment due during such License Year pursuant to paragraph 1(d)(ii) above and the Guaranteed Minimum Payment shall be adjusted as follows:

              (i) Such installment and the Guaranteed Minimum Payment shall not be subject to adjustment if 25% or fewer of such License Year's scheduled regular season NHL games are canceled due to the Work Stoppage.

              (ii) If more than 25% but fewer than 50% of such License Year's scheduled regular season NHL games are canceled due to the Work Stoppage, then (1) such installment shall be reduced by 25% and (2) the Guaranteed Minimum Payment shall be reduced by the same amount by which such installment shall have been reduced pursuant to clause (1) above.

              (iii) If 50% or more of such License Year's scheduled regular season NHL games are canceled due to the Work Stoppage, then (1) such installment shall be reduced by 50% and (2) the Guaranteed Minimum Payment shall be reduced by the same amount by which such installment shall have been reduced pursuant to clause (1) above.

              Any refund of any installment of the Guaranteed Minimum Payment required pursuant to this paragraph 1(j) shall be made by NHLEC to LICENSEE within 30 days after the end of the relevant License Year.

          (k) PRESS RELEASE. The parties shall issue a mutually acceptable, positive press release in the Territory with respect to this License Agreement at a mutually agreeable time (but not later than the beginning of the NHL's 1995-96 regular season).

                          STANDARD TERMS AND CONDITIONS

     2.   DEFINITIONS.

          (a) "Territory" -- the geographical area in which LICENSEE is authorized to use the NHL Marks -- is specified in paragraph 1(b) above.

          (b) "License Year" -- means each period during the Term commencing on July 1 of one year and ending on June 30 of the next year.

          (c) "Term" -- the period during which this License Agreement is in effect whether or not it is renewed -- is set forth in paragraph 1(C) above. "Renewal Term(s)," if any, are specified in paragraph 1 above, are those License Year(s) immediately following the last License Year of the Term or any prior Renewal Term.

          (d) "Product(s)" are identified in paragraph 1(a) above, and become "Licensed Product(s)" when LICENSEE applies or uses the licensed NHL Marks strictly in accordance with the provisions, conditions and undertakings set forth in this License Agreement.

          (e) "Premiums" means any product, including but not limited to Licensed


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              Products(s), sold at any price or given away for the purpose of promoting, publicizing or increasing the sale of any other product or service, including but not limited to incentives for a sales force or distributorship(s), or for trade or consumer promotions.

          (f) "Licensed Sales" means the sale of Licensed Products directly to or for retail outlets, mail order or catalogs, including electronic and video marketing entities, where the Licensed Products are ultimately sold to consumers. Licensed Sales do not include the sale of Licensed Products as Premiums, which require separate agreements executed by NHLEC with both the manufacturer and user of the premium.

          (g) "Net Sales" means the gross amount of Licensed Sales of Licensed Products in Canadian dollars at the invoiced selling price net normal and reasonable quantity discounts and returns for credit; no deductions shall be made for costs incurred in manufacturing, selling, distributing or advertising (including cooperative and promotional allowances), for uncollectible accounts or for any other amounts of any type.

          (h) "Royalty Rate" has the meaning set forth in paragraph 1(d)(i) above.

          (i) "Royalty Payment" is the Royalty Rate specified in paragraph 1(d)(i) above times Net Sales of Licensed Products, calculated and payable in Canadian dollars to NHLEC.

          (j) "Guaranteed Minimum Payment" -- the minimum amount of Royalty Payment in Canadian dollars which LICENSEE shall pay during the Term, irrespective of the amount of Net Sales actually made during such period -- is specified in paragraph 1(d)(ii) above.

          (k) "Advance" -- the amount of the Guaranteed Minimum Payment in Canadian dollars which LICENSEE shall remit to NHLEC upon the signing of this License Agreement by LICENSEE (if any) -- is specified in paragraph 1(d)(ii) above.

          (l) "NHL Indicia" means the following matter as it appears on or in connection with Licensed Products or packaging, labeling, advertising or promotional material therefor or related thereto:
              (1) NHL Marks; (2) words, phrases, slogans and the like ("Words") derived from or incorporating NHL Marks; (3) caricatures, graphics, images, designs and the like ("Graphics") derived from NHL Marks or incorporating NHL Marks or any recognizable part thereof; and (4) Words or Graphics that are ice hockey specific or are used exclusively or substantially exclusively in association with NHL Marks or other NHL Indicia. Words and Graphics that appear on or in connection with Licensed Products or packaging, labeling, advertising or promotional material therefor or related thereto and which either (x) were used by LICENSEE in an ordinary commercial manner on unlicensed products or products licensed by others prior to the entry by LICENSEE into negotiations with NHLEC for this License Agreement, or (y) are virtually identical to elements so used by LICENSEE on unlicensed products or on products licensed by others, shall not be deemed to be NHL indicia pursuant to clause (4) above.

          (m) "Designation" has the meaning set forth in paragraph 1(f) above.

          (n) "Work Stoppage" has the meaning set forth in paragraph 1(j) above.

          (o) "Y3 Selected Teams" has the meaning set forth in paragraph 1(a) above.

          (p) "Y4 Selected Teams" has the meaning set forth in paragraph 1(a) above.

          (q) "Y5 Selected Teams" has the meaning set forth in paragraph 1(a) above.


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     3.   LIMITATIONS OF LICENSE.

          In addition to the provisions, conditions and under-takings set forth in other paragraphs herein, the license granted to licensee is subject to the following understandings, limitations and conditions:

          (a) Each NHL Member Team has retained the right to license its own marks individually for products other than jackets, replica jersey/sweaters and trading cards: the sale of Member-Team-licensed products generally shall be restricted to within a seventy-five mile radius of the Member Team's home arena, and no such local license may be granted to LICENSEE for the Products.

          (b) To the extent the NHL Marks licensed by this License Agreement include the names, logos, colors, etc. of the NHL Member Teams, they include such marks of each of the Member Teams and LICENSEE agrees that each Licensed Product will be designed and offered for sale in enough styles so that there shall be at least one style of each Licensed Product with the name, logo, colors, etc. of each NHL Member Team with a home arena in the Territory.

          (c) This license to use the NHL Marks and the Designation does not constitute and may not be used to imply the endorsement of the Licensed Product(s) or any other product of LICENSEE.

          (d) LICENSEE may not sell, distribute or make available Licensed Products as Premiums without a prior written license agreement from NHLEC. In the event such a license is granted to LICENSEE, the Licensed Products may only be sold to a user specifically approved and licensed by NHLEC for such purpose pursuant to a separate agreement.

          (e) The Licensed Products shall not knowingly be sold or distributed for retail sale in combination with any other product for a single price to the exclusion of the opportunity to purchase the Licensed Products separately.

          (f) LICENSEE will not sell the Licensed Products to parties whom it knows or reasonably should know will resell or distribute the Licensed Products outside the Territory.

          (g) LICENSEE shall not:

              (i) assign, transfer or sublicense any or all of the rights granted herein to any third party, or

              (ii) pledge or otherwise encumber any or all of the rights granted herein as security or collateral for any obligation of LICENSEE (or of any affiliate of LICENSEE), or

              (iii) effect, or cause to effect, or otherwise have effected, whether in a single transaction or a series of related transactions, the sale or other transfer of more than fifty percent (50%) of the beneficial ownership of the voting shares in the capital stock of the LICENSEE, a controlling interest of the LICENSEE or a majority of the operating assets necessary to carry on the LICENSEE's business to any person or entity or to any "group" (within the meaning of Section 13(d)(2) or 14(d)(2) of the Securities Exchange Act of 1934, as amended),

              (Such events being referred to herein collectively as the "Changes" and individually as the "Change") without the prior written consent of NHLEC, which may be withheld within its sole discretion. NHLEC agrees and covenants that in exercising its sole discretion to consent to such Change or to withhold such consent, NHLEC shall consider such factors as, including by way of illustration only, the compatibility of the


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              proposed transaction and the proposed assignee, transferee, sublicensee, pledge or purchaser, as the case may be (any such person being referred to herein as the "Proposed Party"), with the reasonable business objectives of NHLEC and its affiliates, the reputation of the Proposed Party within the Proposed Party's business or industry for offering quality and reliable services or products or both (as the case may be) and the ability of the Proposed Party to fulfill the obligations of the LICENSEE as the same are set forth in this License Agreement, the consideration of such factors by NHLEC to be made, at all times, in good faith.

          (h) No use of the NHL Marks or the Designation shall be preprinted by LICENSEE on its stationery, envelopes, business cards, invoices, statements, packing slips or other similar documents or materials unless approved in advance by NHLEC.

          (i) LICENSEE shall not purchase or otherwise obtain the Licensed Products it is authorized to sell under this Agreement from any other entity without the prior written consent of NHLEC, unless such other entity enters into a written agreement with LICENSEE, in a form which is acceptable to NHLEC in its sole discretion, which agreement limits said other entity's rights solely to supplying LICENSEE with Licensed Products pursuant to the written agreement.

          (j) LICENSEE agrees that it will cause to appear conspicuously, indelibly and legibly on each of the Licensed Product(s) and on all advertising material, tags, labels and devices bearing any of the NHL Marks or other NHL Indicia, such proper trademark, copyright or other notices of property right in the NHL Marks or other NHL Indicia or other material as may be designated by NHLEC. In addition, LICENSEE shall place a notice specified by NHLEC that the Licensed Products are genuine merchandise officially licensed.

          (k) In the event LICENSEE uses authors, photographers, artists or any other persons to create and/or design NHL Indicia for or in connection with the Licensed Products or packaging, labeling, advertising or promotional material therefor or related thereto, LICENSEE shall either use personnel within its employ so such work qualifies as a "work made under a contract of services and within the course of employment" under Section 13(3) of the Canadian Copyright Act, R.S.C., 1985, C-42 (as amended) and assign copyright in such work to NHLEC, or, if LICENSEE engages personnel under conditions which do not give rise to such a "work made under a contract services and within the course of employment", LICENSEE shall obtain an assignment of copyright to NHLEC of any copyrightable material prepared or depicted by such author, photographer, artist or other person for the Licensed Products or such packaging, labeling, advertising or promotional material. In either of the above mentioned circumstances, LICENSEE shall also obtain from any authors, photographers, artists or other persons appropriate written waivers or assignments (as applicable under the domestic laws of any country) to NHLEC of any moral rights in such copyrightable material and such packaging, labeling, advertising and promotional material related thereto. Such obligations shall apply only to those parts of otherwise unified textual or graphic matter which qualify as NHL Indicia. In addition to all other rights and remedies afforded by this License Agreement and applicable law, LICENSEE agrees to hold harmless NHLEC, NHL and its Member Teams, other NHLEC Licensees and the officers, directors, employees and agents thereof, from any claim, suit or damage, including attorney's fees, judgments, court costs and consequential damages, that arise out of LICENSEE's failure to deliver to NHLEC the assignment(s) of copyright required by this provision.

          (l) LICENSEE further agrees that it will not apply for or seek to obtain trademark, copyright or any other proprietary right in the NHL Marks or any other NHL Indicia on Licensed Products or packaging, labeling, advertising or promotional material therefor or related


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              thereto. NHLEC, NHL and/or any or all of its Member Teams, jointly and severally, may, at their option, apply for and obtain in any or all of their own names trademark, copyright or other property right protection for the NHL Marks or other NHL Indicia (furnished or provided by LICENSEE or NHLEC) for the Licensed Product(s) or packaging, labeling, advertising or promotional material therefor or related thereto. Upon request, LICENSEE will furnish (i) necessary specimens or facsimiles for such purpose free of cost,
              (ii) evidence of the date of first shipment or sale of each Licensed Product in Canada and (iii) such additional information documents, specimens and facsimiles as may be reasonably required to evidence and perfect the trademark, copyright or other property right protection for the NHL Marks or other NHL Indicia (all free of cost).

          (m) If demanded by LICENSEE, NHLEC shall undertake to procure and obtain in its own name, or the name of the National Hockey League or any or all of its Member Teams, trademark, copyright, design patent or other property right protection of the NHL Marks or other matter (furnished or provided by NHLEC or LICENSEE) for the Licensed Product(s) at LICENSEE's expense, including reasonable attorneys' fees.

          (n) LICENSEE agrees that if LICENSEE receive knowledge of any manufacture or sale by anyone other than LICENSEE of products licensed under this License Agreement or of such products as would be confusingly similar in the minds of the public and which bear or are promoted in association with the NHL Marks or other NHL Indicia under this License Agreement, or any names, symbols, emblems, designs or colors which may be confusingly similar in the minds of the public to such NHL Marks or other NHL Indicia, LICENSEE will call such fact to the attention of NHLEC. NHLEC shall then have the exclusive right in its sole discretion to prosecute any such manufacture or sale, either in its own name or the name of the National Hockey League and/or one or more of its Member Teams, and LICENSEE shall cooperate and assist in the prosecution of any such action. If demanded by NHLEC, LICENSEE shall join in or cooperate in the prosecution of any such action as may be instituted by NHLEC; all such prosecution shall be at NHLEC's expense, including reasonable attorneys' fees. The proceeds recovered in any such prosecution in the form of damages, profits or other recovery shall belong solely to NHLEC. LICENSEE shall not commence any action of its own to restrain or recover damages for any alleged infringements of the NHL Marks or other NHL Indicia without first obtaining express written permission to do so from NHLEC.

          (o) LICENSEE will not attack the title or right of NHLEC or NHL and/or its Member Teams in and to the NHL Marks, other NHL Indicia or any copyright or trademark pertaining thereto, nor will it attack the validity of the License granted hereunder during the Term hereof or thereafter.

          (p) LICENSEE will not harm, misuse or bring into disrepute the NHL Marks, their reputation or that of their owners.

          (q) LICENSEE acknowledges that except as expressly provided herein, there is no right to renew this License Agreement, and no options to extend this License Agreement have been granted or are implied hereunder.

          (r) LICENSEE will manufacture, sell and distribute the Licensed Product(s) in an ethical manner and in accordance with the terms and intent of this License Agreement.

          (s) LICENSEE will not incur or create any expenses chargeable to NHLEC, NHL or its Member Teams without the prior written approval of NHLEC.

          (t) LICENSEE will protect to the best of its ability, its right to manufacture, sell and distribute the Licensed Product(s) hereunder.

          (u) LICENSEE will comply with all laws and regulations relating or pertaining to the manufacture, sale, advertising or use of the Licensed Product(s), shall maintain high quality and standards commensurate with LICENSEE's market, and shall comply with any regulatory agencies which shall have jurisdiction over the Licensed Product(s).

          (v) LICENSEE will never disclose any confidential and non-public information about NHLEC, NHL and/or its Member Teams which it acquires from any source during the Term or Renewal Term(s) hereof.

     4.   REPORTS AND PAYMENTS.

          On or before the twentieth (20th) day following each month of the Term or any Renewal Term(s), LICENSEE shall submit to NHLEC, or in accordance with written instructions given by NHLEC, a full and accurate statement showing the quantity, description and Net Sales of each of the Licensed Products sold or distributed during such month on forms to be furnished by NHLEC. Simultaneously with the submission of such statement, LICENSEE shall remit the Royalty Payment due on Net Sales for each such month plus applicable Goods and Sales Tax by check or electronic transfer payable to "NHL Enterprises Canada Inc." and delivered directly to NHLEC or, in accordance with written instructions given to LICENSEE by NHLEC. Such statements shall be submitted whether or not they reflect any Net Sales of Licensed Products. Receipt and acceptance by NHLEC of any statement furnished by LICENSEE or Royalty Payments paid hereunder shall not preclude NHLEC from questioning the correctness thereof at any time; in the event any errors are disclosed such statements shall be rectified and any differences in Royalty Payments remitted within ten (10) days to NHLEC. LICENSEE acknowledges that time is of the essence in making payments to NHLEC. If any payments to NHLEC are not remitted on the date due, LICENSEE shall pay interest at the rate of one and one-half percent (1.5%) per month from such date until payment thereof is made to NHLEC. If requested by NHLEC, LICENSEE at its own expense shall provide NHLEC within sixty (60) days of the end of each License Year a detailed statement for such License Year, certified by an independent certified public accountant approved by NHLEC, showing the Net Sales of each Licensed Product sold or distributed by LICENSEE during such year, together with a computation of Royalty Payments on Net Sales due NHLEC for such year.

     5.   CATALOG CONTRIBUTIONS.

          NHLEC shall have the right but not the obligation to publish catalogs, sales sheets and brochures ("Catalogs") during any License Year in order to promote the sale of Licensed Products. The format and style of any such Catalog will be in NHLEC's sole discretion. LICENSEE undertakes (i) to contribute to each such catalog by furnishing, free of charge, such samples, artwork, photography and the like as may be available to it and requested, and (ii) to participate in each such Catalog and pay for a minimum of one page at NHLEC's prevailing rate to cover the cost of such publication, including distribution costs to retailers, wholesalers, mail order houses and other outlets for Licensed Products. The payment by LICENSEE for such participation will be in addition to any Advances, Guaranteed Minimum Payments and Royalty Payments due NHLEC as specified herein.

     6.   BOOKS AND RECORDS.

          LICENSEE agrees to keep accurate books of account and records covering all transactions relating to this License. NHLEC and its duly authorized representative shall have the right at all reasonable hours of the day to examine and audit such books of account and records and all other documents and material in LICENSEE's possession or under its control with respect to the subject matter and terms of this License Agreement, and shall have free and full access thereto for such purposes. All such books of account and records shall be kept available for at least two years after termination of this License Agreement. LICENSEE will designate a symbol or number which will be used exclusively in connection with Licensed

Products and with no other articles which LICENSEE may manufacture, sell or distribute. In the event that an audit by NHLEC reveals an underpayment by LICENSEE, LICENSEE shall immediately upon demand remit payment to NHLEC in the amount of such underpayment plus interest calculated at the rate of one-and-one-half percent (1.5%) per month from the date such payment was actually due until the date such payment is made. LICENSEE shall reimburse NHLEC for the entire costs and expenses of such audit if the underpayment is two percent (2%) or more than the amount required to be paid to NHLEC for the applicable License Year.

     7.   QUALITY CONTROL OF LICENSED PRODUCTS.

          LICENSEE agrees that the Licensed Product(s) shall be of high standard and of such style, appearance and quality as shall be adequate and suitable to their promotion, distribution and sale to the best advantage of LICENSEE, NHLEC, NHL and its Member Teams. To this end LICENSEE shall perform as follows:

          (a) Before selling or distributing any of the Licensed Product(s), LICENSEE shall submit without charge samples of each such Licensed Product, including all styles, colors and variations, together with its cartons and containers, including packaging and wrapping material, hangtags and labels (the "Related Materials"), for NHLEC's written approval in accordance with procedures specified hereafter. LICENSEE shall submit for review all Licensed Products and Related Materials at each of the following stages of production: 1) rough sketches or layout concepts: 2) finished artwork or final proofs; 3) pre-production samples or strike-offs; and 4) finished products suitable for retail sale. The samples of Licensed Products and Related Materials submitted by LICENSEE for quality control purposes shall be delivered directly to NHLEC at its address specified first above or in accordance with written instructions given by NHLEC. The quality and style of each such Licensed Product and its Related Materials shall be subject to NHLEC's prior approval. In the event that any item submitted to NHLEC shall not have been approved, disapproved or otherwise commented upon within twenty (20) business days after receipt thereof by NHLEC, then LICENSEE shall have the right to so notify NHLEC of such fact by telegram or telefax message. In the event that NHLEC fails to then approve, disapprove or otherwise comment upon the submitted items within ten (10) business days after receipt by it of such communication, any items so submitted by LICENSEE shall be deemed to have been approved. LICENSEE shall, in addition, thereafter furnish to NHLEC free of cost for its prior written approval six (6) production samples of each such Licensed Product, together with their Related Materials, within fifteen
              (15) days of the start of each License Year that this License Agreement is in effect.

          (b) After samples of each Licensed Product(s) and Related Material have been approved pursuant to this paragraph, LICENSEE shall not depart therefrom in any material respect without NHLEC's prior written consent.

          (c) NHLEC shall have the right to withdraw its approval of approved samples of Licensed Products and Related Materials if the quality of any such item ceases to be acceptable or in the event of some factor which reflects unfavorably upon the professional, business or personal reputation of NHL, its Member Teams or NHLEC.

          (d) Subject to the terms and conditions hereof, LICENSEE may utilize the NHL Marks and the Designation for such selling, advertising, promotional and display materials for the Licensed Product(s) as in its judgment will best promote the sale of said Licensed Product(s). LICENSEE agrees that it will not use the NHL Marks or any reproduction thereof or the Designation in any advertising, promotional or display material or in any other manner without NHLEC's prior written approval. In the event that any advertising, promotional or display material submitted to NHLEC shall not have been approved, disapproved or otherwise commented upon within twenty (20) business days after receipt thereof by NHLEC, then LICENSEE shall have the right to so notify NHLEC of such fact by telegram or telefax message. In the event that NHLEC fails to then approve, disapprove or otherwise comment upon the submitted items within ten (10) business days after receipt by it of such telegraphic or telefax communication, any items so submitted shall be deemed to have been approved. Prior to use by LICENSEE, six (6) production copies of all such advertising, promotional and display materials will be furnished to NHLEC free of charge.

     8.   PROMOTIONAL SUPPORT OF NHL TEAMS AND
          DISTRIBUTION OF LICENSED PRODUCTS

          (a) LICENSEE undertakes to support the National Hockey League and its Member Teams by supplying to NHLEC free of charge samples of Licensed Products to a total value at LICENSEE's lowest wholesale price of five hundred Canadian dollars ($500.00) annually. Such free samples will be distributed by NHLEC to NHL and/or the Member Teams directly or used by NHLEC in its discretion for promotions directly benefiting the Member Teams. In addition to supplying such samples of Licensed Products free of charge, LICENSEE also undertakes to supply NHLEC at NHLEC's expense samples of Licensed Products at LICENSEE's cost in such quantities as requested by NHLEC for the Member Teams or for promotions authorized by NHLEC.

          (b) LICENSEE undertakes to sell Licensed Products to retail outlets owned and/or operated by NHL Member Teams: i) at the lowest minimum quantities; ii) at the lowest prices charged by LICENSEE to any other third party; and iii) at the most advantageous credit terms and return privileges offered by LICENSEE to any other third party; LICENSEE also agrees to deliver new styles or designs of Licensed Products to retail outlets owned and/or operated by NHL Member Teams on a prompt and timely basis, and in no event later than to outlets not owned and/or operated by NHL Member Teams, provided orders have been placed with LICENSEE for said new styles or designs by said NHL Team outlets on as timely a basis as those orders placed by other outlets.

          (c) LICENSEE undertakes to sell, distribute, and supply, within the Territory, the Licensed Products in such manner as may be required to meet the competition by manufacturers of similar articles. LICENSEE further undertakes to make and maintain adequate arrangements for the broadest possible distribution of Licensed Products throughout the Territory through all regular channels of distribution consistent with Licensed Sales, including but not limited to: companies selling through mail order catalogs; companies consisting of or operating groups of stores or department stores commonly known as "chains;" independently run stores; and wholesale distributors selling to retail outlets. LICENSEE will use its best efforts to place Licensed Products in at least one first class retail outlet in the marketing area of each NHL Member Team within the Territory, and to sell to each catalog merchant and "chain" buying the Licensed Product(s) merchandise bearing the NHL marks of each NHL Member Team operating within the geographic area served by said catalog merchant or "chain". LICENSEE agrees to maintain adequate inventories of the Licensed Products as an essential part of its distribution program. LICENSEE will not sell Licensed Products to any retail outlet within any area to the exclusion of other retail outlets that may desire to purchase Licensed Products and whose credit rating and sales merchandising policies warrant such sales. In the event LICENSEE sells or distributes other merchandise of the same grade and quality as the Licensed Products, but which do not bear any of the Licensed Marks, LICENSEE will not discriminate in the granting of commissions and discounts to salesmen, dealers and distributors for the Licensed Products. LICENSEE acknowledges and agrees that the foregoing provisions of this paragraph 8 are material provisions of this License Agreement.

     9.   GOODWILL.

          LICENSEE recognizes the great value of the reputation and goodwill associated with the NHL Marks, other NHL Indicia and Designation and,in such connection, acknowledges that such goodwill exclusively belongs to NHL and its Member Teams, that LICENSEE's use of the NHL Marks, other NHL Indicia and Designation will inure to the benefit of NHL and its Member Teams, and that the NHL Marks and other NHL Indicia have acquired a secondary meaning in the mind of the purchasing public related to NHL and its Member Teams. LICENSEE further recognizes and acknowledges that a breach by LICENSEE of any of its covenants, agreements or undertakings hereunder will cause immediate irreparable damage which cannot be readily remedied in damages in an action at law, and which, in addition thereto, constitutes an infringement of rights in the NHL Marks, other NHL Indicia and Designation, thereby entitling NHLEC, NHL and its Member Teams to equitable remedies, costs and damages, including reasonable attorneys' fees.

     10.  INDEMNIFICATIONS

          (a) LICENSEE hereby indemnifies and agrees to hold NHLEC, NHL, its Member Teams and their agents, servants, employees, officers, directors and other officials harmless from any loss, liability, damage, cost or expense (including reasonable attorneys' fees), arising out of the manufacture, distribution, advertising, promotion, offering for sale and sale of the Licensed Products, or arising out of any of LICENSEE's NHL-themed advertising and promotion, including without limitation any claims or suits against any of them by reason of or alleging any unauthorized or infringing use by LICENSEE of any patent, process, trade secret, copyright, trademark, or publicity right or other similar property (other than the NHL Marks covered by this License Agreement) or any alleged defects (design, manufacturing, handling or other) or inherent dangers in said Licensed Product(s) or the use thereof. LICENSEE agrees to obtain, at its own expense, product liability insurance providing adequate protection for NHLEC, NHL, its Member Teams and their agents, servants, employees, officers, directors and other officials and LICENSEE against any such claims or suits in amounts no less than $3,000,000 per claim or suit. Within thirty (30) days from the date thereof, LICENSEE will submit to NHLEC a fully paid policy or certificate of insurance naming NHLEC, NHL, its Member Teams and their agents, servants, employees, officers, directors and other officials as an insured party, providing that coverage shall extend to all claims or suits arising out of the use of Licensed Product(s) manufactured or sold under this License Agreement, no matter when such claim or suit may be asserted, and further providing that the insurer shall not terminate or materially modify such coverage without written notice to NHLEC at least twenty (20) days in advance thereof, and that if it does so, NHLEC will have the option to pay the premiums necessary to maintain or continue such insurance in effect and obtain reimbursement from LICENSEE.

          (b) The indemnification provided for herein are conditioned upon the indemnified party's furnishing the indemnifying party with prompt written notice of any such claim or suit and upon the indemnified party's furnishing of reasonable cooperation and witnesses, if necessary, in defense of such claim or suit. In such event, the indemnifying party shall have the option and right to undertake and conduct the defense of any such claim or suit.

     11.  TERMINATION.

          (a) NHLEC shall have the right to terminate this License Agreement without prejudice to any rights which it may have in the premises, whether in law, or in equity, or otherwise, upon the occurrence of any one or more of the following events (herein called "defaults"):

              (i) If any governmental agency finds that the Licensed Product(s) are defective in any way, manner or form;

              (ii) If LICENSEE distributes, sells or offers to sell any Licensed Products not made in complete conformity to the provisions of Paragraph 7 of this License Agreement, or distributes, sells or offers to sell any merchandise bearing a copy or simulation of any NHL Mark or other NHL Indicia other than the Products;

              (iii) If LICENSEE shall be unable to pay its debts when due, or shall make any assignment for the benefit of creditors, or shall file any petition under the bankruptcy or insolvency laws of any nation, jurisdiction, county or place, or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent;

              (iv) In the event that LICENSEE does not commence in good faith to manufacture, distribute and sell each Licensed Product throughout the Territory within sixty (60) days of the commencement of the Term hereof and fails to maintain an inventory of Licensed Products sufficient to supply the market demand therefor;

              (v) If there is a change in more than fifty percent (50%) ownership or controlling interest of LICENSEE or a change in any members of the senior management of LICENSEE or their respective responsibilities which would, in NHLEC's reasonable judgment, adversely affect the LICENSEE's business to a material extent, except as may be otherwise consented to by NHLEC pursuant to paragraph 3(g) above; or

              (vi) If Maska U.S., Inc. violates, breaches or defaults in performing any of the provisions of Retail License Agreement No. 1015BA of even date herewith and does not fully cure such violation, breach or default within the applicable cure period (if any).

          (b) In the event LICENSEE violates, breaches or defaults in performing any of the provisions of this License Agreement other than those identified in provision 11(a) above, and does not fully cure such violation, breach or default within ten (10) days notice from NHLEC, this License Agreement shall automatically terminate. In the event of any termination pursuant to paragraph 11(a) or (b), LICENSEE shall pay NHLEC within thirty (30) days without further demand all amounts then due NHLEC and also shall pay therewith as liquidated damages all amounts still due NHLEC as Guaranteed Minimum Payment for the remainder of the Term. If such payments are not remitted when due, LICENSEE consents to the entry of judgment for such amount by a court having jurisdiction over LICENSEE or any of its assets. In addition, NHLEC shall be entitled to sue for injunctive relief and other consequential damages, including reasonable attorneys' fees incurred by NHLEC, NHL and/or its Member Teams as a result of any such violation, breach or default by LICENSEE.

          (c) It is agreed and recognized that the nature of the business of NHLEC, NHL and its Member Teams requires great public respect for and trust in the reputation and integrity of NHL and its Member Teams. Accordingly, it is agreed that in the event of some unanticipated factor, development or event which, in NHLEC's reasonable opinion, causes continued association of NHL and/or its Member Teams with LICENSEE or the Licensed Products to have a materially adverse reflection upon NHL or its Member Teams, NHLEC may terminate this License unilaterally by written notice to LICENSEE. In the event of such termination, LICENSEE shall be excused from all further (but not past due or subsequently earned) royalty obligations; the pro-rated amount of any minimum guarantee paid in advance will be refunded to LICENSEE; and NHLEC will, in the event it cannot approve distribution of the remainder of LICENSEE's inventory and work in process, reimburse LICENSEE for its expenses of salvage, or for unsalvageable products, for LICENSEE'S cost of manufacturing or acquiring the same.

          (d) In the event of termination of this License Agreement, LICENSEE will refrain from further use of the Designation, the NHL Marks and the other NHL Indicia (or any further reference to all or each of them, direct or indirect, or any simulation of the NHL Marks or other NHL Indicia). LICENSEE agrees that the Designation, the NHL Marks and the other NHL Indicia possess a special, unique and extraordinary character which makes difficult the assessment of the monetary damage sustained by unauthorized use. LICENSEE recognizes that irreparable injury would be caused by unauthorized use and agrees that injunctive and other equitable relief would be appropriate in the event of a breach of this License Agreement, provided, however, that such remedy shall not be exclusive of other legal remedies otherwise available to NHLEC, NHL and/or its Member Teams.

     12.  FINAL STATEMENT.
          LICENSEE shall deliver, as soon as practicable, to NHLEC, following expiration or termination of this License Agreement, a statement indicating the number and description of Licensed Product(s) on hand. Following expiration of this License Agreement, LICENSEE may manufacture no more Licensed Product(s) in association with the NHL Marks and/or other NHL Indicia but may continue to distribute and sell its remaining inventory for a period not to exceed sixty (60) days following such expiration, subject to payment of applicable royalties thereto, provided, however, that LICENSEE shall have no such right if this License Agreement is terminated pursuant to paragraph 11. Following expiration or termination of this License Agreement for whatever reason, LICENSEE agrees to make no use of the Designation, the NHL Marks and/or the other NHL Indicia whatsoever, either in or on products or in advertising, publicity, promotional or display materials. NHLEC shall have the right to conduct a physical inventory in order to ascertain or verify such inventory and/or statement. In the event LICENSEE refuses to permit NHLEC to conduct such physical inventory, LICENSEE shall forfeit its right hereunder to dispose of such inventory. In addition to such forfeiture, NHLEC shall have recourse to any and all other legal remedies available to it. Notwithstanding the foregoing, in the event that NHLEC terminates this License Agreement pursuant to any of the provisions of this License Agreement, LICENSEE shall have no right to dispose of its inventory beyond the effective date of such termination and shall be subject to the payment of damages specified herein.

     13.  NOTICES.

          All notices which either party hereto is required or may desire to give to the other shall be given by addressing the same to the other at the address above written, or at such other address as may be designated in writing or by telefax message by any such party in a notice to the other given in the manner prescribed in this paragraph. All such notices shall be sufficiently given when the same shall be received by telefax message, or after such notice is deposited so addressed, postage prepaid, in the United States or Canadian mail, and/or when the same shall have been delivered, so addressed, to a telegraph or cable company toll prepaid. The date of actual receipt of such telefax message, mail or telegraphing shall be the date of the giving of such notice.

     14.  NO PARTNERSHIP OR JOINT VENTURE ETC.

          This License Agreement does not constitute and shall not be construed as constituting a partnership, joint venture or agency between LICENSEE and either the NHLEC, NHL and/or its Member Teams. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

     15.  CONSTRUCTION.

          This License Agreement shall be construed in accordance with the laws of the Province of Ontario, Canada.

     16.  WAIVER, MODIFICATION, ETC.

          This License Agreement represents the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements between the parties hereto. No waiver, modification or cancellation of any term or condition of this License Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein. NHLEC makes no warranties to the LICENSEE except those specifically expressed on the first page hereof.

     17.  NO ENDORSEMENT BY PLAYERS, ETC.

          This License Agreement does not carry with it any right to use the name, likeness, reputation, goodwill, persona, or any other aspect of the right of privacy, personality or publicity of any individual or group, including any individual, or group of, current or former NHL player(s). LICENSEE understands and agrees that it is LICENSEE's responsibility to secure whatever rights may be required for the use of any such name, likeness, reputation, goodwill, persona or other aspect in connection with the licensed Products. LICENSEE further understands and agrees that neither the execution hereof nor any grant of approval hereunder nor any other act or omission by NHLEC shall operate or be construed as a grant by NHLEC of any such rights or as approval by NHLEC of the use of any such name, likeness, reputation, goodwill, persona or other aspect in connection with the Licensed Products in the event LICENSEE shall not have secured such rights. LICENSEE shall not exercise the rights granted hereunder in any manner that will constitute an endorsement of a Licensed Product by any current or former NHL player(s) without the specific consent of such player(s).

     18.  ARBITRATION.

          (a) Any dispute or disagreement between the parties hereto seeking to enjoin or restrain LICENSEE's sale or distribution of the Licensed Products or of any other Products or merchandise bearing NHL Marks or other NHL Indicia or any copy or simulation thereof or otherwise use of the Designation, the NHL Marks or the other NHL Indicia, may be determined in any forum of NHLEC's choosing, and LICENSEE hereby consents to venue and personal jurisdiction in the Ontario Court of Justice. In any such action, the forum may retain jurisdiction to award damages, profits, attorneys' fees or costs, as allowed by law in such matters.

          (b) Any other dispute or disagreement between the parties hereto arising out of or relating to this License Agreement shall be submitted to the Private Court at Toronto, Ontario for resolution in the English language. The parties agree:

              (i) that the arbitration shall be commenced and conducted under the Rules of The Private Court for binding dispute resolution in force and the time of submission: including the obligation to pay the Court fees;

              (ii) that the other party may obtain an order under S.7 of The Arbitration's Act, staying any legal proceeding other than a submission to The Private Court.

     19.  ACCEPTANCE BY NHLEC.

          This instrument, when signed by LICENSEE, shall be deemed an application for a license and not a binding agreement unless and until accepted by NHLEC by signature of a duly authorized officer and the delivery of such a signed copy to LICENSEE. The receipt and/or deposit by NHLEC of any check or other consideration given by LICENSEE and/or the delivery of any material by NHLEC to LICENSEE shall not be deemed an acceptance by NHL of this application. The foregoing shall apply to any documents relating to renewals or modifications hereof.

     20.  SEVERABILITY.

          If any provision of this Agreement is held by a court of competent juridiction to be contrary to law, the remaining provisions of the Agreement shall be considered to be severable and shall remain in full force and effect.

     21.  ENGLISH LANGUAGE

          The parties hereto confirm that it is their wish that this Agreement as well as any other documents relating thereto, including notices, have been and shall be drawn up in the English language only.

          Les parties aux presentes confirment leur volonte que cette convention de meme que tous les documents, y compris tous avis, s'y rattachant, soient rediges an langue anglaise seulement.

          IN WITNESS WHEREOF, the parties hereto have signed this License Agreement as of the day and year first above written.

NHL ENTERPRISES CANADA INC.                 LICENSEE:



By:  /s/ Richard H. Zahnd                   By:  /s/  Howard Zunenshine
     ------------------------                    ------------------------

Name: Richard H. Zahnd                            Name: Howard Zunenshine
                                                       -------------------------

Title:  Vice President                      Title:  Chief Executive Officer
                                                  ---------------------------